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                                                                    Exhibit 99.1





Contact:       Gary N. Patten
               Chief Financial Officer
               714/921-2640

               Roger S. Pondel
               Pondel Parsons & Wilkinson
               310/207-9300



    Unit Instruments Announces Merger with United States Filter Corporation


YORBA LINDA, CA - January 22, 1999 - Unit Instruments, Inc. (Nasdaq: UNII) announced that its shareholders today approved the merger between Unit Instruments and a subsidiary of United States Filter Corporation (NYSE: USF), ("USFilter"), at Unit's Special Meeting of Shareholders. As a result of the merger, Unit will become a wholly-owned subsidiary of USFilter and its shares will be delisted from trading on the Nasdaq National Market, effective at the close of business on Friday, January 22, 1999.

     Pursuant to the Agreement and Plan of Merger dated July 2, 1998, as amended, the exchange ratio for which each share of Unit Instruments Common Stock will be exchanged for USFilter Common Stock has been established at
0.43609. Unit Shareholders will be notified, as soon as practicable, on the procedure for surrendering their stock certificates in exchange for USFilter Common Stock.

     Unit Instruments, Inc. is a leading manufacturer of mass flow controllers and gas delivery systems for the semiconductor and industrial markets. The company maintains support and service centers throughout North America, Europe and the Pacific Rim.

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